N O T I C E


TO:     HOLDERS OF SENIOR NOTES

FROM:   Chatwins Group, Inc.

DATE:   May 12, 1999

RE:     Notice of Purchase Offer


Purchase Offer
--------------

     In accordance with Section 3.09 of the Indenture, dated as of May 1, 1993, as amended, between Chatwins Group, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company (as successor to The First National Bank of Boston), as Trustee (the "Trustee") (the "Indenture"), this Notice is to inform you that the Company is making an offer to Securityholders to purchase (the "Purchase Offer") on June 1, 1999 (the "Purchase Date") 50% of the originally issued principal amount of the 13% Senior Notes due 2003 of the Company (the "Securities") as more fully set forth below. (Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.)

        This Notice further informs you of the following:

        (i) The Purchase Offer is being made pursuant to Section 3.09 of the Indenture;

        (ii) The Purchase Offer Amount is $25 million, being 50% of the originally issued principal amount of the Securities;

        (iii) The purchase price is 100% of the aggregate outstanding principal amount of the Securities tendered and accepted for purchase pursuant to the Purchase Offer plus accrued and unpaid interest on such Securities, if any, to the Purchase Date (the "Purchase Price");

        (iv)    The Purchase Date is June 1, 1999;

        (v) The Purchase Offer shall begin on the date that is 20 days before the Purchase Date (May 12, 1999) and will end on the Purchase Date;

        (vi) Any Securities not tendered or accepted for payment in connection with the Purchase Offer will continue to accrue interest in accordance with the Indenture and the Securities;

        (vii) Any Security accepted for payment pursuant to the Purchase Offer shall cease to accrue interest after the Purchase Date, unless the Company defaults in making payment on the Purchase Date;

        (viii)  Holders electing to have a Security purchased pursuant to the
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Purchase Offer are required to surrender the Security, with the form entitled
"Option of Holder to Elect Purchase" on the reverse of the Security completed, to the Depositary, the holder of the Global Note, at:

                       Depository Trust Company
                       55 Water Street
                       New York, N.Y.

        (ix) Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day before the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have all or a portion of the Securities purchased;

        (x) If the aggregate principal amount of Securities surrendered by the Holders, plus accrued interest thereon, exceeds the Purchase Offer Amount, the Company will select the Securities to be purchased on a pro rata basis, or by lot or by such method that complies with applicable legal requirements and the requirements of any exchange on which the Securities are listed that the Trustee considers fair and appropriate (with adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000, or integral multiples thereof, will be purchased); and

        (xi) Holders whose Securities are purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion represented by certificates for the Securities surrendered.

Reunion Merger and Long-Term Financing
--------------------------------------

     The Company has entered into a Merger Agreement, dated as of March 30, 1999, with Reunion Industries, Inc. ("Reunion") pursuant to which the Company will merge with and into Reunion, with Reunion being the surviving corporation (the "Merger"). The Company owns 38% of the stock of Reunion. The Merger will be consummated on the earliest practicable date after all of the conditions thereto have been waived or satisfied, including, among others, approval by Reunion's stockholders.

     In connection with and to satisfy a further condition to the Merger, Reunion is pursuing a high yield debt offering (the "Reunion Offering") the proceeds of which are intended to be used to redeem the entire aggregate principal amount of the Securities at 104.33% of the outstanding principal amount of the Securities redeemed plus accrued and unpaid interest to the redemption date (the "Redemption Price") under Section 3.07 of the Indenture and paragraph 7 of the Securities (an "Optional Redemption"). The Company and Reunion have been informed by Reunion's investment banker that market conditions for high yield debt offerings for companies like Reunion (after giving effect to the Merger) are not favorable at this time. Therefore, the Reunion Offering will not be consummated prior to the designated closing date of the Merger, June 29, 1999, thereby delaying consummation of the Merger and the Optional Redemption that was to be accomplished with the proceeds of the Reunion Offering. There is no assurance that Reunion will consummate the Reunion Offering prior to the Company's repurchase, redemption and/or repayment in full of the Securities.

     Notwithstanding the anticipated delay of the Merger beyond June 29, 1999
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the Company and, it has been informed, Reunion continue to deem the Merger to be in the best interests of their respective stockholders. Reunion has informed the Company that it intends to continue to pursue the Reunion Offering in the hope that market conditions will improve and will work with the Company in an effort to consummate the Merger within the next several months.

     Against the possibility that the Reunion Offering and Merger will be unduly delayed, the Company is simultaneously pursuing other long-term financing options in an amount sufficient to permit the Company to consummate an Optional Redemption of all the Securities (the "Long-Term Financing") and is also considering a sale of a portion of its assets (an "Asset Sale"). If the Company is successful in obtaining Long-Term Financing or in consummating an Asset Sale, the Company intends to consummate an Optional Redemption of all the Securities at the Redemption Price. Although no binding commitment has been secured, the Company's senior secured lender has expressed an interest in providing up to $25 million of the Long-Term Financing through an amendment to the Company's existing secured revolving credit facility subject to (i) the Company obtaining the balance of the funds needed from other sources and (ii) the financing from other sources being senior unsecured or subordinate indebtedness. There can be no assurance that the Long-Term Financing or an Asset Sale will be consummated and, therefore, there can be no assurance that an Optional Redemption will occur.

     If the Company is successful in consummating an Optional Redemption either in connection with the Merger and Reunion Offering or consummation of a Long-Term Financing and/or an Asset Sale, the Redemption Price will be greater than the Purchase Price to be paid pursuant to the Purchase Offer.

Liquidity
---------

     Management of the Company is confident it will consummate either the Merger and Reunion Offering or a Long-Term Financing and/or Asset Sale within the next several months. Management also believes that although it is unlikely that it will be able to consummate the Merger and Reunion Offering or a Long-Term Financing and/or an Asset Sale by the Purchase Date, it may be able to obtain by the Purchase Date commitments to consummate a Long-Term Financing and/or an Asset Sale.

     In the absence of consummation of the Merger and Reunion Offering, an Asset Sale and/or a Long-Term Financing, the Company does not expect to have sufficient liquidity on the Purchase Date to consummate the Purchase Offer if more than $2 million worth of Securities are tendered.

     If the Company fails to fulfill its obligations under the Purchase Offer, such failure would constitute a failure to pay principal under the Indenture and would result in an Event of Default under the Indenture. An Event of Default due to a failure to pay principal would, pursuant to the Securities Pledge Agreement, dated as of May 1, 1993, made by certain shareholders of the Company and the Company in favor of State Street Bank and Trust Company (as successor to The First National Bank of Boston), as Collateral Agent (the "Collateral Agent") for and representative of the Securityholders (the "Securities Pledge Agreement"), result in a Realization Event causing the immediate vesting in the Collateral Agent of the voting rights of approximately 49% of the Company's presently outstanding common stock. In addition, upon an Event of Default, the Trustee or the holders of at least 25%
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of the Senior Notes may, by written notice to the Company, declare an acceleration of the Senior Notes.

     The Company is advising you of its liquidity issues should more than $2 million be tendered in the Purchase Offer and of its intentions to consummate an Optional Redemption of all the Securities at the earliest practicable date to allow you to make an informed decision about whether to elect to have your Securities purchased by participating in the Purchase Offer. While the Redemption Price payable in an Optional Redemption will be higher than the Purchase Price payable in the Purchase Offer, there can be no assurance that an Optional Redemption will occur. You will be required to decide between participating in the Purchase Offer at par covered by this notice or retaining your Securities for repurchase in an intended subsequent Optional Redemption at 104.33% of par prior to being certain that an Optional Redemption will occur. If you do not elect to accept the Purchase Offer and the Optional Redemption does not occur, the Securities will continue to be outstanding and will continue to accrue interest pursuant to the terms of the Securities and the Indenture.

Future Redemptions
------------------

     Assuming an Optional Redemption does not occur, the Company must make (i) a mandatory redemption payment (the "Mandatory Redemption") on May 1 in each of the years 2000, 2001 and 2002 (each date, a "Mandatory Redemption Date") to retire by redemption on each Mandatory Redemption Date $12.5 million in principal amount of the Securities and (ii) another Purchase Offer (the "Second Purchase Offer") on June 1, 2000 (the "Second Purchase Date") to purchase up to $25 million in principal amount of the Securities. The purchase price for the Second Purchase Offer and each Mandatory Redemption will be 100% of the aggregate outstanding principal amount of the Securities tendered pursuant to the Second Purchase Offer or the Mandatory Redemption plus accrued and unpaid interest, if any, to the Second Purchase Date or the Mandatory Redemption Date. Thus, you will be entitled to tender your Securities next year in the Second Purchase Offer or in a Mandatory Redemption for the same purchase price as the Purchase Offer being made this year.

     If you have any questions regarding this Notice, please contact Russell
S. Carolus, Vice President, at (412)885-5501 or by fax at (412)885-5512.

     This notice contains certain forward looking statements made pursuant to the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements with regard to the Company's intentions with respect to the Merger and Reunion Offering and a Long-Term Financing and Asset Sale, are forward looking in nature. By their nature forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward looking statements. Information and factors that could cause actual results to differ materially in addition to those discussed in this notice are included in the Company's Form 10-K for the year ended December 31, 1998 which is on file with the U.S. Securities and Exchange Commission. The forward looking statements included in this notice represent the Company's best judgment as of the date hereof based in part on preliminary information and discussions with third parties and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward looking statements.